AMENDMENT TO THE ALPINE INCOME TRUST
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of this 14th day of August, 2007, to the Fund Administration Servicing Agreement, dated as of September 22, 2003, as amended November 1, 2004 and November 30, 2006 (the “Fund Administration Agreement”), is entered by and between Alpine Income Trust, a Delaware business trust (the “Trust”), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Fund Administration Agreement; and

WHEREAS, the Trust intends to amend the Fund Administration Agreement to apply to the fees; and

WHEREAS, Section 6 of the Fund Administration Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the Trust and USBFS agree as follows:

Exhibit B of the Fund Administration Agreement is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Fund Administration Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ALPINE INCOME TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Sheldon R. Flamm	By: /s/ Joe D. Redwine

Name: Sheldon R. Flamm	Name: Joe D. Redwine

Title: Vice President/ Treasurer	Title: President